Exhibit 5.1

LINDQUIST & VENNUM P.L.L.P.

4200 IDS CENTER 80 SOUTH EIGHTH STREET MINNEAPOLIS, MN 55402-2274 TELEPHONE: 612-371-3211 FAX: 612-371-3207	IN DENVER: 600 17TH STREET, SUITE 1800 SOUTH DENVER, COLORADO 80202-5441 TELEPHONE: 303-573-5900 FAX: 303-573-1956
ATTORNEYS AT LAW	www.lindquist.com

October 10, 2007

Delphax Technologies Inc.

6100 West 110th Street

Bloomington, Minnesota 55348

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Delphax Technologies Inc., a Minnesota corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of up to 2,000,000 shares of common stock, $.10 par value, of the Company, as contemplated by the Registration Statement (collectively, the “Securities”), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purpose of this opinion, it is our opinion that:

1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2. The Securities being offered by the Company are duly authorized and, when issued and when paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable Securities of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement.

Very truly yours

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.